UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 7, 2006
RADYNE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-11685	11-2569467

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3138 E. Elwood Street, Phoenix AZ	85034

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	602-437-9620

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
In connection with the Annual Meeting of Stockholders of Radyne Corporation (the “Company”) held on June 7, 2006, a proposal to amend the Company’s 2000 Long-Term Incentive Plan (the “Plan”) was submitted for stockholder approval. The proposal contemplated increasing the number of shares available under the Plan and adopting certain other amendments consistent with institutional shareholder guidelines. This proposal was not approved by the Company’s stockholders, primarily due to the proposal’s failure to specifically prohibit repricing of previously granted options. Following the meeting, the Company’s Board of Directors elected to adopt certain proposed amendments to the Plan consistent with institutional shareholder guidelines, including a provision specifically denying authority of the Board or any committee of the Board to accelerate the vesting, or waive the forfeiture, of any performance-based awards or to reprice any previously granted options. The Board elected to adopt these provisions as being in the best interests of the Company’s stockholders.
The revised Plan reflects the following amendments:
•	The Board of Directors or a committee appointed by the Board of Directors (in either case, the “Committee”) has the exclusive power, authority, and discretion to determine the terms and conditions of any award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that (i) the Committee will not have the authority to accelerate the vesting, or waive the forfeiture, of any performance-based awards, and (ii) the Committee will not have the authority to reprice previously granted options.

This amended provision precludes the Committee from accelerating the vesting, or waiving the forfeiture, of any performance-based awards or repricing any previously granted options.

•	To the extent that an award terminates, expires, or lapses for any reason, any shares of stock subject to the award will again be available for the grant of an award pursuant to the Plan. Additionally, to the maximum extent permitted by applicable law or any securities exchange rule, shares of stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any subsidiary shall not be counted against shares of stock available for grant pursuant to the Plan. However, for avoidance of doubt, the exercise of a stock-settled SAR or net-cashless exercise of an option (or a portion thereof) will reduce the number of shares of stock available for issuance hereunder by the entire number of shares of stock subject to that SAR or option (or applicable portion thereof), even though a smaller number of shares of stock will be issued upon such an exercise. Also, shares of stock tendered to pay the exercise price of an option or to satisfy a tax withholding obligation arising in connection with an award will not become available for grant or sale under the Plan.

This amended and restated provision would require that any exercise of a stock-settled stock appreciation right (“SAR”) or a net-cashless exercise of an option (as defined in the Plan) reduce the number of shares of stock available for issuance under the Plan by the entire number of shares of stock subject to that SAR or option (as defined in the Plan), even though a smaller number of shares of stock may be issued upon the exercise. This amended and restated provision would also require that shares of stock tendered to pay the exercise price of an option (as defined in the Plan) or to satisfy a tax withholding obligation arising in connection with an award may not become available for grant or sale under the Plan.

•	The exercise price per share of stock under an option will be determined by the Board of Directors or a committee appointed by the Board of Directors and set forth in the award agreement; provided that the exercise price for any option will not be less than the fair market value as of the date of grant.

This amended and restated provision would eliminate the discretion that the Board of Directors has, under the current version of the Plan, to grant options (as defined in the Plan) for less than fair market value.

•	Section 13.2 of the 2000 Long-Term Incentive Plan was deleted and left blank, taking away the ability of the Committee to offer to exchange or buy out any previously granted award.

•	With the approval of the Board of Directors, at any time and from time to time, the Board of Directors or a committee appointed by the Board of Directors, may terminate, amend or modify the Plan; provided, however, that the Company must obtain stockholder approval of any Plan amendment (i) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule in such a manner and to such a degree as required, or (ii) that permits the Committee to reprice previously granted options.
The foregoing description is a summary only of the material terms of the Plan and should be read in conjunction with the Plan attached hereto as Exhibit 10.1
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1 Amendment to the Radyne Corporation 2000 Long-Term Incentive Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RADYNE CORPORATION
/s/ Malcolm C. Persen
Malcolm C. Persen
Vice President and Chief Financial Officer

Date            June 7, 2006

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
*10.1	Amendment to the Radyne Corporation 2000 Long-Term Incentive Plan.

*Filed herewith.